EXHIBIT 23.1

JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders

Adaiah Distribution Inc.

Gardnerville, Nevada

We consent to the use, in the statement on Form 10-K of Adaiah Distribution Inc., of our report dated July 23, 2019 on our audit of the financial statements of Adaiah Distribution, Inc., as of October 31, 2018 and 2017, and the related statement of operations, changes in stockholder’s equity and cash flows for the years ended October 31, 2018 and 2017, and the reference to us under the caption “Experts”.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

January 8, 2020